Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: January 29, 2026

Catalyst Bancorp, Inc. Announces 2025 Fourth Quarter Results

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported net income of $456,000, or $0.13 per diluted common share (“diluted EPS”), for the fourth quarter of 2025, compared to net income of $489,000, or $0.13 diluted EPS, for the third quarter of 2025. For the year ended December 31, 2025, the Company reported net income of $2.1 million, or $0.56 diluted EPS, compared to a net loss of $3.1 million for the year ended December 31, 2024.

“Loan growth was strong during the quarter,” said Joe Zanco, President and Chief Executive Officer of the Company and Bank. “We’re also pleased to see our net interest margin widen as funding costs declined.”

Loans

Loans totaled $170.2 million at December 31, 2025, up $5.4 million, or 3%, from September 30, 2025. The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	12/31/2025	9/30/2025	Change
Real estate loans
One- to four-family residential	$80,123	$78,373	$1,750	2%
Commercial real estate	32,872	33,679	(807)	(2)
Construction and land	18,806	18,850	(44)	-
Multi-family residential	5,309	5,367	(58)	(1)
Total real estate loans	137,110	136,269	841	1
Other loans
Commercial and industrial	31,205	25,665	5,540	22%
Consumer	1,895	2,833	(938)	(33)
Total other loans	33,100	28,498	4,602	16
Total loans	$170,210	$164,767	$5,443	3

During the fourth quarter of 2025, a $2.2 million construction loan was converted to a fixed-rate residential mortgage loan. The increase in commercial and industrial loans during the fourth quarter of 2025 was largely driven by growth within the oilfield services segment of our loan portfolio.

The following table presents certain major segments of our commercial real estate, construction and land, and commercial and industrial loan balances as of the dates indicated.

(Dollars in thousands)	12/31/2025	9/30/2025	Change
Commercial real estate
Retail	$9,455	$9,725	$(270)	(3)%
Hospitality	5,632	5,742	(110)	(2)
Health service facilities	3,300	3,325	(25)	(1)
Restaurants	1,071	1,095	(24)	(2)
Oilfield services	365	374	(9)	(2)
Other non-owner occupied	2,349	2,380	(31)	(1)
Other owner occupied	10,700	11,038	(338)	(3)
Total commercial real estate	$32,872	$33,679	$(807)	(2)
Construction and land
Multi-family residential	$4,749	$4,692	$57	1%
Health service facilities	10,547	9,695	852	9
Other commercial construction and land	2,112	1,772	340	19
Consumer residential construction and land	1,398	2,691	(1,293)	(48)
Total construction and land	$18,806	$18,850	$(44)	-
Commercial and industrial
Oilfield services	$17,295	$9,532	$7,763	81%
Industrial equipment	7,064	7,865	(801)	(10)
Professional services	3,531	3,187	344	11
Other commercial and industrial	3,315	5,081	(1,766)	(35)
Total commercial and industrial loans	$31,205	$25,665	$5,540	22

Credit Quality and Allowance for Credit Losses

At December 31, 2025, non-performing assets (“NPAs”) totaled $2.7 million, compared to $1.9 million at September 30, 2025. The increase in NPAs was mainly due to an increase in non-accruing one- to four-family residential mortgage loans. The ratio of NPAs to total assets was 0.95% and 0.67% at December 31 and September 30, 2025, respectively. Non-performing loans (“NPLs”) were 1.55% and 1.11% of total loans at December 31 and September 30, 2025, respectively. At December 31, 2025, 95% of total NPLs were one- to four-family residential mortgage loans, compared to 99% at September 30, 2025.

At December 31, 2025, the allowance for credit losses on loans totaled $2.4 million, or 1.39% of total loans, compared to $2.4 million, or 1.45% of total loans, at September 30, 2025. The provision for credit losses was $96,000 for the fourth quarter of 2025, compared to a $36,000 reversal of provision for credit losses for the third quarter of 2025. The provision for credit losses during the fourth quarter of 2025 was primarily driven by an increase in construction loan commitments and loan growth. Net loan charge-offs totaled $42,000 during the fourth quarter of 2025, compared to net charge-offs of $2,000 during the third quarter of 2025. Net loan charge-offs during 2025 have been primarily related to residential mortgage loans and overdrawn deposit accounts.

Investment Securities

Total investment securities were $65.4 million, or 23% of total assets, at December 31, 2025, up $5.6 million, or 9%, compared to September 30, 2025. During the fourth quarter of 2025, we purchased $5.0 million of variable-rate and $2.4 million of fixed-rate government-sponsored mortgage-backed securities. The weighted average yield of the securities purchased during the fourth quarter was 4.63% at December 31, 2025.

Deposits

Total deposits were $185.3 million at December 31, 2025, down $1.1 million, or 1%, from September 30, 2025. Total deposits averaged $181.5 million during the fourth quarter of 2025, compared to $179.8 million during the third quarter of 2025. The ratio of the Company’s total loans to total deposits was 92% and 88% at December 31 and September 30 2025, respectively.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(Dollars in thousands)	12/31/2025	9/30/2025	Change
Non-interest-bearing demand deposits	$29,991	$27,617	$2,374	9%
Interest-bearing demand deposits	32,851	35,748	(2,897)	(8)
Money market	10,235	11,783	(1,548)	(13)
Savings	53,831	52,152	1,679	3
Certificates of deposit	58,366	59,072	(706)	(1)
Total deposits	$185,274	$186,372	$(1,098)	(1)

The increase in non-interest-bearing demand deposits was primarily due to an increase in commercial deposits.

The decline in interest-bearing demand deposits was primarily due to a decrease in public fund deposits. Total public fund deposits amounted to $26.4 million, or 14% of total deposits, at December 31, 2025, compared to $30.5 million, or 16% of total deposits, at September 30, 2025. At December 31 and September 30, 2025, approximately 59% and 64%, respectively, of our total public fund deposits consisted of non-interest-bearing and interest-bearing demand deposits.

The decline in money market deposits was largely driven by decreases in balances of high-yield, personal deposits.

Capital and Share Repurchases

At December 31 and September 30, 2025, consolidated shareholders’ equity totaled $81.7 million, or 28.9% of total assets, and $81.6 million, or 28.7% of total assets, respectively.

The Company repurchased 54,693 shares of its common stock at an average cost per share of $14.76 during the fourth quarter of 2025, compared to 13,212 shares at an average cost per share of $12.93 during the third quarter of 2025. During the fourth quarter of 2025, the Company completed repurchases under the November 2024 Repurchase Plan and announced the Company’s sixth share repurchase plan (the “November 2025 Repurchase Plan”). Under the November 2025 Repurchase Plan, the Company may purchase up to 205,000 shares, or approximately 5%, of the Company's outstanding common stock. At December 31, 2025, 188,911 shares of the Company’s common stock were available for repurchase under the November 2025 Repurchase Plan.

Since the announcement of our first share repurchase plan on January 26, 2023 and through December 31, 2025, the Company has repurchased a total of 1,215,089 shares of its common stock, or 23% of the common shares originally issued, at an average cost per share of $12.06. At December 31, 2025, the Company had common shares outstanding of 4,074,911.

Net Interest Income

The net interest margin for the fourth quarter of 2025 was 3.91%, up three basis points compared to the prior quarter. For the fourth quarter of 2025, the average yield on interest-earning assets was 5.53%, down three basis points from the prior quarter, and the average rate paid on interest-bearing liabilities was 2.50%, down 12 basis points from the third quarter of 2025.

Net interest income for the fourth quarter of 2025 was $2.5 million, up $57,000, or 2%, compared to the third quarter of 2025. Total interest income was up $35,000, or 1%, in the fourth quarter of 2025 compared to the prior quarter largely due to an increase in income on investment securities, which was partially offset by a decline in interest income on cash and due from banks. The change in interest income was largely the result of bond purchases during the third and fourth quarters of 2025. Total interest expense decreased $22,000, or 2%, in the fourth quarter of 2025 compared to the prior quarter. The decline in interest expense was mainly due to lower interest rates on public fund deposits and high-yield savings accounts during the fourth quarter of 2025. The decline in interest expense on deposits was partially offset by an increase in interest expense on borrowings due to an increase in the volume of short-term FHLB advances during the fourth quarter of 2025.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	12/31/2025			9/30/2025
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate(TE)	Average Balance	Interest	Average Yield/ Rate(TE)
INTEREST-EARNING ASSETS
Loans receivable(1)	$167,335	$2,815	6.68%	$167,032	$2,816	6.69%
Investment securities(2)	65,352	511	3.17	51,731	345	2.71
Other interest earning assets	22,567	222	3.91	32,241	352	4.33
Total interest-earning assets	$255,254	$3,548	5.53	$251,004	$3,513	5.56
INTEREST-BEARING LIABILITIES
Demand deposits, money market, and savings accounts	$93,710	$467	1.98%	$94,308	$529	2.22%
Certificates of deposit	58,677	475	3.21	56,113	454	3.21
Total interest-bearing deposits	152,387	942	2.45	150,421	983	2.59
Borrowings	12,884	99	3.08	10,699	80	2.97
Total interest-bearing liabilities	$165,271	$1,041	2.50	$161,120	$1,063	2.62
Net interest-earning assets	$89,983			$89,884
Net interest income; average interest rate spread		$2,507	3.03%		$2,450	2.94%
Net interest margin(3)			3.91			3.88

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities does not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the fourth quarter of 2025 totaled $362,000, up $47,000, or 15%, compared to the third quarter of 2025. During the third quarter of 2025, we corrected an immaterial technical error related to fees charged for the use of foreign ATMs and refunded $30,000 of fees that were applied in error. The refunded fees decreased income from service charges on deposit accounts for the third quarter of 2025.

Income from bank-owned life insurance increased by $11,000, or 9%, for the fourth quarter of 2025 compared to the prior quarter largely due to an internal exchange of certain existing policies.

Non-interest Expense

Non-interest expense for the fourth quarter of 2025 totaled $2.2 million, up $20,000, or 1%, compared to the third quarter of 2025.

Salaries and employee benefits expense for the fourth quarter of 2025 totaled $1.3 million, up $22,000, or 2%, from the prior quarter. The increase was largely due to a new hire, an increase in compensation expense related to the Employee Stock Ownership Plan due to a rise in the Company’s average stock price, and annual raises that were made effective during the fourth quarter of 2025.

Occupancy and equipment expense for the fourth quarter of 2025 totaled $196,000, down $24,000, or 11%, from the prior quarter.  During the third quarter of 2025, the Company incurred additional repairs and maintenance costs for a vandalized ATM. During the fourth quarter of 2025, landscaping and utilities expenses were down driven by cooler temperatures during the last three months of the year.

Foreclosed assets expense for the fourth quarter of 2025 totaled $17,000, up $10,000 from the prior quarter. In the fourth quarter of 2025, the Company incurred a loss of $14,000 on the sale of foreclosed real estate. The third quarter of 2025 included a $4,000 write-down on foreclosed assets.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $282.9 million in assets at December 31, 2025. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana since 1922. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. To learn more about Catalyst Bancorp and Catalyst Bank, visit www.catalystbank.com, or the website of the Securities and Exchange Commission, www.sec.gov.

Forward-looking Statements

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(Dollars in thousands)	12/31/2025	9/30/2025	12/31/2024
ASSETS
Non-interest-bearing cash	$4,132	$4,515	$4,076
Interest-bearing cash and due from banks	21,073	32,756	40,219
Total cash and cash equivalents	25,205	37,271	44,295
Investment securities:
Securities available-for-sale, at fair value	50,467	44,853	28,712
Securities held-to-maturity	14,917	14,945	13,447
Loans receivable, net of unearned income	170,210	164,767	167,076
Allowance for credit losses	(2,367)	(2,397)	(2,522)
Loans receivable, net	167,843	162,370	164,554
Accrued interest receivable	907	861	851
Foreclosed assets	34	76	194
Premises and equipment, net	5,850	5,954	6,085
Stock in correspondent banks, at cost	1,139	939	1,961
Bank-owned life insurance	14,983	14,849	14,489
Other assets	1,582	1,716	2,109
TOTAL ASSETS	$282,927	$283,834	$276,697

LIABILITIES
Deposits:
Non-interest-bearing	$29,991	$27,617	$28,281
Interest-bearing	155,283	158,755	157,393
Total deposits	185,274	186,372	185,674
Borrowings	14,732	14,693	9,558
Other liabilities	1,196	1,184	1,261
TOTAL LIABILITIES	201,202	202,249	196,493

SHAREHOLDERS' EQUITY
Common stock	41	41	43
Additional paid-in capital	37,363	37,997	39,561
Unallocated common stock held by benefit plans	(5,182)	(5,260)	(5,702)
Retained earnings	51,912	51,456	49,860
Accumulated other comprehensive loss	(2,409)	(2,649)	(3,558)
TOTAL SHAREHOLDERS' EQUITY	81,725	81,585	80,204
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$282,927	$283,834	$276,697

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
INTEREST INCOME
Loans receivable, including fees	$2,815	$2,816	$2,814	$11,161	$10,128
Investment securities	511	345	273	1,425	1,063
Cash and due from banks	215	345	401	1,254	2,585
Other	7	7	23	56	86
Total interest income	3,548	3,513	3,511	13,896	13,862
INTEREST EXPENSE
Deposits	942	983	859	3,791	3,229
Borrowings	99	80	180	315	1,088
Total interest expense	1,041	1,063	1,039	4,106	4,317
Net interest income	2,507	2,450	2,472	9,790	9,545
Provision for (reversal of) credit losses	96	(36)	-	60	531
Net interest income after provision for (reversal of) credit losses	2,411	2,486	2,472	9,730	9,014
NON-INTEREST INCOME (LOSS)
Service charges on deposit accounts	210	172	201	781	798
Bank-owned life insurance	134	123	119	494	463
Loss on sales of investment securities	-	-	-	-	(5,507)
Other income on foreclosed assets	-	-	-	216	-
Gain (loss) on sale of fixed assets	-	(1)	-	(1)	6
Federal community development grant	-	-	-	-	280
Other	18	21	17	84	120
Total non-interest income (loss)	362	315	337	1,574	(3,840)
NON-INTEREST EXPENSE
Salaries and employee benefits	1,334	1,312	1,227	5,153	4,830
Occupancy and equipment	196	220	193	823	765
Data processing and communication	181	179	179	718	1,349
Professional fees	98	91	94	404	469
Directors’ fees	123	123	116	477	461
ATM and debit card	28	24	17	103	141
Foreclosed assets, net	17	7	7	131	74
Advertising and marketing	37	35	17	131	129
Other	208	211	188	860	939
Total non-interest expense	2,222	2,202	2,038	8,800	9,157
Income (loss) before income tax expense (benefit)	551	599	771	2,504	(3,983)
Income tax expense (benefit)	95	110	145	452	(894)
NET INCOME (LOSS)	$456	$489	$626	$2,052	$(3,089)

Earnings (loss) per share:
Basic	$0.13	$0.13	$0.16	$0.56	$(0.78)
Diluted	0.13	0.13	0.16	0.56	(0.78)

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
(Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
EARNINGS DATA
Total interest income	$3,548	$3,513	$3,511	$13,896	$13,862
Total interest expense	1,041	1,063	1,039	4,106	4,317
Net interest income	2,507	2,450	2,472	9,790	9,545
Provision for (reversal of) credit losses	96	(36)	-	60	531
Total non-interest income (loss)	362	315	337	1,574	(3,840)
Total non-interest expense	2,222	2,202	2,038	8,800	9,157
Income tax expense (benefit)	95	110	145	452	(894)
Net income (loss)	$456	$489	$626	$2,052	$(3,089)

AVERAGE BALANCE SHEET DATA
Total loans	$167,335	$167,032	$167,187	$167,038	$155,867
Total interest-earning assets	255,254	251,004	251,058	250,546	261,654
Total assets	277,546	272,987	272,443	272,415	281,817
Total interest-bearing deposits	152,387	150,421	142,149	150,480	143,250
Total interest-bearing liabilities	165,271	161,120	160,812	161,183	169,643
Total deposits	181,537	179,825	170,991	179,486	172,092
Total shareholders' equity	81,739	81,136	80,988	80,982	81,480

SELECTED RATIOS
Return on average assets	0.65%	0.71%	0.91%	0.75%	(1.10)%
Return on average equity	2.22	2.39	3.08	2.53	(3.79)
Efficiency ratio	77.40	79.67	72.54	77.43	160.51
Net interest margin(TE)	3.91	3.88	3.92	3.92	3.65
Average equity to average assets	29.45	29.72	29.73	29.73	28.91
Common equity Tier 1 capital ratio(1)	42.45	43.95	45.81
Tier 1 leverage capital ratio(1)	27.36	27.58	28.73
Total risk-based capital ratio(1)	43.71	45.20	47.07

NON-FINANCIAL DATA
Total employees (full-time equivalent)	49	49	49
Common shares issued and outstanding, end of period	4,074,911	4,129,604	4,278,150

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
(continued)

	Three Months Ended			Year Ended
(Dollars in thousands)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
ALLOWANCE FOR CREDIT LOSSES
Loans:
Beginning balance	$2,397	$2,431	$2,414	$2,522	$2,124
Provision for (reversal of) credit losses	12	(32)	110	(30)	667
Charge-offs	(60)	(37)	(28)	(213)	(392)
Recoveries	18	35	26	88	123
Net charge-offs	(42)	(2)	(2)	(125)	(269)
Ending balance	$2,367	$2,397	$2,522	$2,367	$2,522

Unfunded commitments:
Beginning balance	$127	$131	$231	121	257
Provision for (reversal of) credit losses on unfunded commitments	84	(4)	(110)	90	(136)
Ending balance	$211	$127	$121	$211	$121

Total provision for (reversal of) credit losses	$96	$(36)	$-	$60	$531

CREDIT QUALITY(1)
Non-accruing loans	$2,248	$1,459	$1,567
Accruing loans 90 days or more past due	395	364	64
Total non-performing loans	2,643	1,823	1,631
Foreclosed assets	34	76	194
Total non-performing assets	$2,677	$1,899	$1,825

Total non-performing loans to total loans	1.55%	1.11%	0.98%
Total non-performing assets to total assets	0.95	0.67	0.66

(1)	Credit quality data and ratios are as of the end of each period presented.